First Amendment to Employment Agreement
This First Amendment to Employment Agreement (the “Amendment”), is made and entered into on August 2, 2024 (the “Effective Date”), by and between Rob Lynch (“Executive”), on the one hand, and each of Shake Shack Inc, a corporation organized under the laws of the State of Delaware (“Pubco”), SSE Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“Partnership”), and Shake Shack Enterprises, LLC, a limited liability company organized under the laws of the State of New York, on the other hand (“Enterprises” and, together with Pubco and Partnership, collectively, the “Company”).

RECITALS

WHEREAS, Executive and Company are parties to an Employment Agreement, dated as of March 18, 2024, but effective as of May 20, 2024 (the “Employment Agreement”);
WHEREAS, pursuant to Section 13 of the Employment Agreement, the Employment Agreement may not be amended or modified except by a written agreement executed by the parties thereto; and
WHEREAS, the parties now desire to amend the Employment Agreement to reflect the previously agreed terms between the parties as provided herein.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:
1.Defined Terms. All capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement unless the context clearly indicates to the contrary.
2.Amendment.
(a)Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety as follows (with emphasis on the amended provisions):
“(b)     Bonuses.
(i)During the portion of the Term beginning after the conclusion of Fiscal Year 2024, if any, Executive shall be eligible to receive an annual bonus, semi-annual bonus or such other periodic bonus as determined by the Board (or the Compensation Committee thereof), in each case based on an annualized target bonus opportunity of One Hundred Fifty Percent (150%) of the Annual Base Salary (the “Target Annual Bonus”), which shall be payable based upon the attainment of Company performance goals established by the Board (or the Compensation Committee thereof), with the opportunity to make up to Two Hundred Percent (200%), on an annualized basis, of the Target Annual Bonus, which shall be payable if the Company exceeds such performance goals. Each such bonus shall be payable on, or at such date as is determined by the Board within one hundred twenty (120) days following the last day of the Fiscal Month, Fiscal Quarter or Fiscal Year, as applicable, with respect to which such bonus relates.
(ii)Notwithstanding anything in Section 3(b)(i) to the contrary, for Fiscal Year 2024, Executive shall be eligible to receive a pro rata amount of an annual performance-based cash bonus (the “2024 Annual Bonus”) based on a target bonus opportunity of One Hundred Fifty Percent (150%) of the Annual Base Salary, which shall be payable based upon the attainment of Company performance goals established for Fiscal Year 2024 by the Compensation Committee solely for purposes of determining the 2024 Annual Bonus, with the opportunity to make up to Two Hundred Percent (200%) of the Target Annual Bonus, which shall be payable if the Company exceeds such performance goals, with such pro rata amount being equal to the target amount of the 2024 Annual Bonus as adjusted based on the attainment of such Company performance goals established for Fiscal Year 2024 as determined by the Compensation Committee multiplied by a fraction, the numerator of which is the number of full Fiscal Months in Fiscal Year 2024 on or following the Effective Date and the denominator of which is the number of full Fiscal Months in Fiscal Year 2024. The performance criteria and goals for the 2024 Annual Bonus have been established by the Compensation Committee and will be communicated to Executive no later than the Effective Date. The 2024 Annual Bonus shall be payable on, or at such date as is determined by the Board within one hundred twenty (120) days following, the last day of Fiscal Year 2024.
(iii)Except as provided in Section 5, notwithstanding any other provision of this Section 3(b), no bonus shall be payable under this Section 3(b) unless Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the applicable bonus payment date.”
3.Effective Date and Incorporation. The operative provisions of this Amendment shall be effective as of the Effective Date, and shall be deemed to be a part of the Employment Agreement as if originally provided therein. Except as provided herein, all other terms of the Employment Agreement shall continue without modification and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement on the date and year first above written, effective as of the Effective Date.

PUBCO

SHAKE SHACK INC.

By:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer

PARTNERSHIP

SSE HOLDINGS, LLC

By:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer

ENTERPRISES

SHAKE SHACK ENTERPRISES, LLC

By:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer

EMPLOYEE

By:	/s/ Robert Lynch
Name: Rob Lynch
Title: Chief Executive Officer